Exhibit 5.2

June 14, 2019

Parker Hannifin Corporation

Corporate Legal Department

6035 Parkland Boulevard

Cleveland, OH 44124-4141

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary for Parker-Hannifin Corporation (the “Company”) and have acted as counsel for the Company in connection with (i) the review of a registration statement on Form S-3 (Registration No. 333-214864) filed with the Securities and Exchange Commission (the “Commission”) on December 1, 2016 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of an unlimited aggregate amount of various securities of the Company, to be issued from time to time by the Company, and (ii) the preparation and review of the Prospectus Supplement, dated June 5, 2019, of the Company (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) and Rule 430B of the General Rules and Regulations under the Securities Act and relating to the issuance by the Company of $575,000,000 aggregate principal amount of 2.700% Senior Notes due 2024 (the “2024 Notes”), $1,000,000,000 aggregate principal amount of 3.250% Senior Notes due 2029 (the “2029 Notes”) and $800,000,000 aggregate principal amount of 4.000% Senior Notes due 2049 (the “2049 Notes” and, together with the 2024 Notes and the 2029 Notes, the “Notes”), in accordance with the underwriting agreement dated June 5, 2019, among Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters listed in Schedule I thereto, and the Company.

In such capacity and in connection with the opinions expressed herein, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion, including (a) the indenture dated as of May 3, 1996 (the “Base Indenture”), between the Company and Wells Fargo Bank, N.A. (as successor trustee to National City Bank), as trustee (the “Trustee”), and the Officers’ Certificates of the Company dated as of June 14, 2019, establishing the terms of the Notes (the “Officers’ Certificates” and, together with the Base Indenture, the “Indenture”) and (b) the Registration Statement.

Based upon the foregoing, I am of opinion that:

1.    Based solely on a certificate from the Secretary of State of the State of Ohio, the Company is a corporation validly existing under the laws of the State of Ohio.

2.    The Indenture and the Notes have been duly authorized, executed and delivered by the Company.

I am admitted to practice only in the State of Ohio, and accordingly, do not express any opinion herein concerning any law other than the laws of the State of Ohio.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement. In giving this consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Joseph R. Leonti
Joseph R. Leonti
Vice President, General Counsel and Secretary, Parker-Hannifin Corporation

[Signature page to Exhibit 5.2 Opinion]